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                                  Exhibit A(1)

          RESOLUTIONS ADOPTED BY THE DIRECTORS OF NORTHWESTERN MUTUAL
                        SERIES FUND, INC. ON MAY 3, 2001

    RESOLVED, that the Board hereby amends the first two paragraphs of Article FIFTH of the Articles of Incorporation of the corporation to read as follows, effective May 4, 2001:

         FIFTH: The total number of shares of capital stock which the corporation shall have authority to issue is thirty-three billion (33,000,000,000) shares of the par value of One Cent ($0.01) per share and the aggregate par value of Three Hundred Thirty Million Dollars ($330,000,000). Thirty billion (30,000,000,000) shares shall be divided into the following classes of capital stock, each class comprising the number of shares and having the designations indicated, subject, however, to the authority to increase and decrease the number of shares of any class hereinafter granted to the Board of Directors:

           NUMBER OF
             SHARES                         CLASS
             ------                         -----

         2,000,000,000     Index 500 Stock Portfolio Capital Stock

         1,000,000,000     Select Bond Portfolio Capital Stock

         2,000,000,000     Money Market Portfolio Capital Stock

         3,000,000,000     Balanced Portfolio Capital Stock

         2,000,000,000     Aggressive Growth Stock Portfolio Capital Stock

         2,000,000,000     Franklin Templeton International Equity Portfolio
                             Capital Stock

         2,000,000,000     High Yield Bond Portfolio Capital Stock

         2,000,000,000     J.P. Morgan Select Growth and Income Stock Portfolio
                             Capital Stock

         2,000,000,000     Growth Stock Portfolio Capital Stock

         2,000,000,000     Index 400 Stock Portfolio Capital Stock

         2,000,000,000     Small Cap Growth Stock Portfolio Capital Stock

         2,000,000,000     T. Rowe Price Small Cap Value Portfolio Capital Stock

         2,000,000,000     International Growth Portfolio Capital Stock

         2,000,000,000     Capital Guardian Domestic Equity Portfolio Capital
                             Stock



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
         2,000,000,000     Asset Allocation Portfolio Capital Stock

         The balance of three billion (3,000,000,000) shares of such stock may be issued in such classes, or in any new class or classes each comprising such number of shares and having such designations, such powers, preferences and rights and such qualifications, limitations and restrictions as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted. In addition, the Board of Directors is hereby expressly granted authority to increase or decrease the number of shares of any class, but the number of shares of any class shall not be decreased by the Board of Directors below the number of shares thereof then outstanding.

         BE IT FURTHER RESOLVED, that the officers of the corporation are authorized and directed to prepare articles supplementary and amended Articles of Incorporation to reflect the actions taken by these resolutions, to file such articles supplementary and amended articles in accordance with the applicable requirements of the laws of Maryland, and to pay such franchise and bonus taxes as may be due.